Exhibit 10.5

ADDENDUM TO THE CONSULTING AGREEMENT

This Second Addendum (the “Second Addendum”) to the Consulting Agreement dated September 23, 2008 (the “Agreement”), by and between WIN GLOBAL MARKETS INCORPORATED, a corporation incorporated under the laws of the State of Nevada with its offices located at 103 Foulk Rd., Wilmington, DE 19803, USA (the “Company”) and Citron Investments Ltd., an Israeli Private Company Number 512083270, having its principal place of business at 4 Ovadia Street, Ramat Gan 52245, Israel (“Consultant”), is made as of the 1 day of November, 2013.

WHEREAS the Company and the Consultant, who entered into the Agreement, wish to amend the Agreement under the terms as provided herein; NOW THEREFORE, in consideration of the promises and the mutual covenants and agreements herein contained, the parties hereby agree as follows:

1.	All capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Agreement.

2.	The parties agree that, notwithstanding section 2.1 to the Agreement, effective as of January 1, 2013 (the “Effective Date”), the Monthly Fee shall be raised to Twenty Thousand United States Dollars (US$20,000) totaling US$240,000 per year.

3.	The parties also agree that effective as of the Effective Date, the Company shall reimburse the Consultant for: (i) car expenses in the amount of One Thousand One Hundred and Fifty United States Dollars (US$1,150) per month;

4.	The parties hereto agree that, commencing on August 1, 2013 and as long as the Agreement shall be in effect, the Consultant shall be entitled to receive from the Company, in addition to the other payments under the Agreement, a monthly bonus equal to 1.25% (one percent and twenty five hundredths of percent) of the Net Deposits (as defined below) that shall be generated during such month. Such amount shall be calculated and payable on a monthly basis together with the Monthly Fee.

The term “Net Deposits” means, with respect to each calendar month, the aggregate deposits that shall be made into the trading platform operated through the Internet websites EZTrader.com and GlobalOption.com and/or any other Internet websites that shall be operated by any subsidiary, affiliate and/or parent company of the Company (the “Trading Platform”) during such month, less all the withdrawals that shall be made from the Trading Platform during such month less transaction fees (such as processing fees and banking fees) and less charge-backs made during such month with respect to funds deposited into the Trading Platform.

5.	All other terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Second Addendum through their duly authorized signatories as of the date set forth above.

WIN GLOBAL MARKETS INCORPORATED.	Citron Investments Ltd.
By:	By:

Its:	Its: